UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K


        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): March 10, 2006


                        Commission File Number 001-15977

                             Tiger Telematics, Inc.
             (Exact name of registrant as specified in its charter)

                   Delaware                                13-4051167
        (State or other jurisdiction of                  (IRS Employer
        Incorporation or organization)               Identification Number)

           550 Water Street Suite 937                         32202
            Jacksonville, FL
   (Address of principal executive offices)                (Zip Code)

                                 (904) 279-9240
              (Registrant's telephone number, including area code)


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Item 1.01 (b). Entry into a material definitive agreement.

On March 10, effective as of March 1, 2006, Tiger entered into an agreement similar to a stipulated foreclosure under USA law, to settle the approximately $24 million indebtedness discussed in Report on Form 8K dated 1-13-06 with two entities that are shareholders of the Company who provided an aggregate total of approximately (pound)12,681,000 to Gizmondo Europe Ltd that went into liquidation on February 2, 2006, see Report on Form 8K dated 2-3-06. By way of history, the Company completed on January 9, 2006 an extension agreement on the combined debts until June 30, 2006. Under the terms of that agreement if Tiger or any affiliate thereof did not raise or borrow equity and/or debt in an aggregate amount in the vicinity of $75,000,000 on or before March 31, 2006, all principal and interest shall be due and payable in full on March 31, 2006. Tiger guaranteed the prompt payment in full of all amounts outstanding or otherwise owing by Gizmondo under this Note. In addition, Tiger pledged as collateral the patents and intellectual property rights of its Smart Adds product and the stock of its wholly owned subsidiary Smart Adds Inc. to secure the obligations.

Despite continuing efforts, the Company has been unable to consummate such necessary equity arrangements and as a result deemed the debt as due in full on March 31, 2006. As a result the Company would have been forced to seek court protection unless a deal could be achieved.

Under the terms of the just signed debt restructuring agreement, the Company in essence exchanged the collateral of the Smart Adds IPR, in exchange for a release of the company's guarantee to pay the entire sum due with accrued interest of approximately $24 million. The note payable by Gizmondo Europe, Ltd. was transferred to Gizmondo USA, Inc. another subsidiary of the Company and eliminates in consolidation accounting.

Regardless of the ultimate sale of the Smart Adds IPR, the Company has no further obligations as respect to this debt. The Company still retains the rights to use Smart Adds in any future sales of Gizmondos if the Company is able to restart the business. The IPR of Smart Adds was valued on the balance sheet at zero, as the company expenses its software development costs as incurred. The Company retains all rights to the Gizmondo unit intellectual property rights, including patents and game rights which are owned by the Company.


Item 1.03 Bankruptcy or receivership.

As reported on Report on Form 8K dated February 3, 2006 the Company's Gizmondo Europe Ltd. subsidiary was placed into a Court ordered liquidation. The Company is still discussing with various parties and the UK liquidators, regarding the possibility of completing the acquisition of certain assets of Gizmondo Europe, which it has not been able to close. The liquidators may dispose of the assets shortly, if the Company is unable to complete the transaction.

The Company closed its Texas games studio subsidiary and discontinued the operation and is satisfying the debts of the entity as required. Gizmondo USA, Inc.'s subsidiary, National Kiosk LLC closed downs all of its kiosk sales units in the USA due to the negative impact of liquidation of Gizmondo Europe. National Kiosk is attempting to settle its obligations without need for court proceedings.

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The Company's lender on its $5M credit facility executed on January 31, 2005 has not funded the transaction nor is it now expected that they will fund it although discussion continue. Strategic options for the Company still include the possible sale of the Company or all or a portion of its assets, the sale of Gizmondo intellectual property rights, including patents and game rights which are owned by the Company.

The Company's new business plan may involve licensing the gizmondo unit to various distributors in exchange for a royalty stream of payments. Discussions have been started regarding such arrangements but no definitive agreements have been agreed to and no assurance can be given that it can be achieved. The Company will report shortly on the restructuring plans as they develop.


Item 5.02(d) RESIGNATION OF A DIRECTOR.

Independent director Chris Wronski resigned from the Company for personal reasons. He had no stated disagreements with the Company. No director has been named as of this time to replace him.


Item 8.01 OTHER EVENTS.

On March 6, the US District Court of Southern District of New York granted a judgment against the Company in favor of Ogilvy on the pleadings as respect to the breach of contract claim. The action was referred to a magistrate judge for an inquest to determine the amount of damages to Ogilvy. As to the damages for breach, the court ordered will" put the plaintiff in the same economic position
(it) would have been in had the defendant fulfilled the contract." The history was that on August 19, 2005, Ogilvy Group Sweden Limited ("Ogilvy") commenced an action against Gizmondo Europe Limited in the Stockholm District Court to collect approximately $4.1 million plus interest allegedly owed to Ogilvy for marketing and advertising services provided to Gizmondo Europe during 2003 and 2004. Gizmondo Europe's relationship with Ogilvy was terminated on June 30, 2005. Pursuant to a Securities Lending Agreement, the Company issued 400,000 shares of its common stock to Ogilvy as collateral for Gizmondo Europe's obligations to Ogilvy. On October 3, 2005, Ogilvy filed an action against the Company and Gizmondo Europe in the U. S. District Court, Southern District of New York, to recover the amounts described above based on alleged defaults under the Securities Lending Agreement.

With the case determined, the Company is considering appealing the judgment ruling and will plead to limit its damages since the original 400,000 shares were issued upon signing the Securities Lending position. Initial pleadings are due to be filed with the court on May 24, 2006.


Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit 10.1

THIS ASSIGNMENT OF INTELLECTUAL PROPERTY AND RELEASE OF SECURITY

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TIGER TELEMATICS, INC.
(Registrant)


/S/ Michael W. Carrender         Chief Executive Officer          March 15, 2006
------------------------
    Michael W. Carrender